Exhibit 99.1

DURECT Corporation Appoints Michael H. Arenberg, J.D., M.B.A. as Chief Financial Officer

CUPERTINO, CA, October 1, 2018 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) announced today the appointment of Michael H. Arenberg to the position of Chief Financial Officer, effective October 15, 2018. Mr. Arenberg will be responsible for overseeing all financial and capital market activities at DURECT, including accounting, financial reporting, financial planning and analysis, and investor relations. DURECT has entered into a consulting arrangement through April 15, 2019 with outgoing Chief Financial Officer, Matthew J. Hogan, to provide support and facilitate the transition.

“I am excited to announce the promotion of Mike Arenberg as our new CFO,” stated James E. Brown, President and CEO of DURECT. “Mike has succeeded at each level of the organization as he has continually earned more responsibility over his long and distinguished tenure at DURECT. Mike is a talented and well-respected member of our senior management team with an excellent record of accomplishment that has prepared him well for this new role. On behalf of the entire company, I want to thank Matt for his contributions during his tenure at DURECT and am pleased that we’ll have continuity through his consulting relationship as his duties are turned over to Mike.”

“After much reflection, I have made the decision to scale back my professional obligations so that I can devote more time to family and other activities, although I intend to remain actively engaged in advising DURECT over the next six months,” stated Matt Hogan.  “I am confident that the financial team is a strong one given the combination of Mike Arenberg’s capabilities and in-depth knowledge of DURECT and our programs, and the strong internal finance and accounting group under the leadership of Jian Li, our Vice President, Finance and Corporate Controller.”

Mr. Arenberg has been with DURECT since 1999, most recently serving as Senior Vice President, Corporate and Business Development, where he negotiated and closed over 50 collaborations, including several important in-licensing transactions.  Mr. Arenberg earned his undergraduate degree from the University of Colorado, his law degree from the University of Denver and his MBA from the Leavy School of Business at Santa Clara University.

About DURECT Corporation

DURECT is a biopharmaceutical company actively developing therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 2 development, is the lead candidate in DURECT’s Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include acute organ injury such as alcoholic hepatitis, hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis.  DURECT’s advanced oral and injectable delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs.  One late stage product candidate in this category is POSIMIR® (SABER®-Bupivacaine), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery.  In addition, for the assignment of certain patent rights, DURECT will receive a single digit sales-based earn-out payments from U.S. net sales of Indivior’s PERSERIS™ drug for schizophrenia, which was approved by the FDA in July 2018.   For more information, please visit www.durect.com.

NOTE: POSIMIR®, SABER®, and ORADUR® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928 and POSIMIR are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

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DURECT Forward-Looking Statement

The statements in this press release regarding the potential benefits and uses of drug candidates, including the potential commercial sale of Indivior’s PERSERIS to treat schizophrenia and earn-out payments receivable from Indivior, as well as the potential use of POSIMIR to treat post-surgical pain, and the potential use of DUR-928 to treat Alcoholic Hepatitis, hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that Indivior will not launch PERSERIS commercially or that it will not obtain market acceptance and meaningful sales, as well as possible adverse events associated with the use of PERSERIS, POSIMIR and DUR-928, delays and costs due to additional work or other requirements imposed by regulatory agencies for continued development, approval or sale of POSIMIR and DUR-928, and the possibility that studies of DUR-928 will not replicate results from earlier preclinical or clinical trials.  Further information regarding risks related to DUR-928 and POSIMIR and other risks related to DURECT is included in DURECT's Form 10-Q filed on August 2, 2018 under the heading “Risk Factors.”

SOURCE:DURECT Corporation

CONTACT:Matthew J. Hogan, Chief Financial Officer, DURECT, 408-777-4936